Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER 2020 FINANCIAL RESULTS

Roanoke, Va., September 10, 2020 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter ended July 31, 2020.

Third Quarter 2020 Financial Results

Consolidated net sales were $13.6 million in the third quarter of fiscal year 2020, a decrease of 21.5% compared to net sales of $17.4 million for the same period last year, reflecting the economic effects of the COVID-19 pandemic.

Gross profit was $3.5 million in the third quarter of fiscal year 2020 compared to gross profit of $4.5 million in the same period last year, a decrease of 22.7%. Gross profit margin, or gross profit as a percentage of net sales, was 25.5% in the third quarter of fiscal year 2020 compared to 25.9% for the same period in fiscal year 2019.

Gross profit margins tend to be higher when the Company achieves higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, was the primary factor putting pressure on gross profit margin during the third quarter of fiscal year 2020, as fixed costs were spread over lower sales.

SG&A expenses decreased 15.8% to $4.6 million during the third quarter of fiscal year 2020, compared to $5.4 million for the third quarter of fiscal year 2019. SG&A expenses as a percentage of net sales were 33.4% in the third quarter of fiscal year 2020, compared to 31.2% in the third quarter of fiscal year 2019. The decrease in SG&A expenses was primarily the result of decreases in employee related costs and certain other costs impacted by the COVID-19 pandemic, such as travel expenses, marketing expenses and shipping costs.

Optical Cable Corp. – Third Quarter 2020 Earnings Release

For the third quarter of fiscal year 2020, OCC recorded a net loss of $1.4 million, or $0.20 per basic and diluted share, compared to a net loss of $1.1 million, or $0.15 per basic and diluted share, for the third quarter of fiscal year 2019.

Fiscal Year-to-Date 2020 Financial Results

Consolidated net sales for the first nine months of fiscal year 2020 decreased 22.0% to $41.4 million, compared to net sales of $53.1 million for the first nine months of fiscal year 2019, reflecting the economic effects of the COVID-19 pandemic.

The Company experienced a year-over-year decrease in net sales in its enterprise and specialty markets, including the wireless carrier market, in the first nine months of fiscal year 2020, compared to the same period last year. Net sales to one customer in the wireless carrier market accounted for $5.6 million of the decrease in net sales during the first nine months of fiscal 2020, compared to the first nine months of fiscal 2019.

OCC reported gross profit of $9.9 million in the first nine months of fiscal year 2020, a decrease of 26.1% compared to gross profit of $13.4 million in the first nine months of fiscal year 2019. Gross profit margin was 23.9% in the first nine months of fiscal year 2020 compared to 25.2% for the same period in fiscal year 2019.

The Company’s gross profit margin in the first nine months of fiscal year 2020 was substantially impacted by fixed production costs being spread over lower total sales when compared to the first nine months of fiscal 2019, offsetting cost reductions and production throughput and efficiency improvements.

SG&A expenses decreased 16.9% to $14.9 million during the first nine months of fiscal year 2020 from $18.0 million for the first nine months of fiscal year 2019. The decrease in SG&A expenses during the first nine months of fiscal year 2020 compared to the same period last year was primarily the result of decreases in employee related costs including employee incentives, commissions and compensation costs, partially offset by an increase in bad debt expense.

OCC recorded a net loss of $5.7 million, or $0.78 per basic and diluted share, for the first nine months of fiscal year 2020, compared to a net loss of $5.0 million, or $0.68 per basic and diluted share, for the first nine months of fiscal year 2019.

Revolver Refinancing

During the third quarter of fiscal 2020, OCC terminated its Revolving Credit Note with Pinnacle Bank and, along with its wholly owned subsidiaries, entered into a Loan and Security Agreement with North Mill Capital LLC (“North Mill”). As part of the refinancing transaction, OCC also entered into a Revolving Credit Master Promissory Note with North Mill that provides up to a maximum aggregate principal amount of $18.0 million for the Company’s working capital needs with availability based on a working capital borrowing base calculation.

Optical Cable Corp. – Third Quarter 2020 Earnings Release

Overview of COVID-19 Effects

The COVID-19 pandemic continues to have a significant negative impact on businesses and individuals in OCC’s markets both in the United States and globally—particularly in certain specialty markets. Actions taken to limit the spread of the virus have resulted in an unprecedented disruption of normal activities as businesses have been forced to shut down or operate on a limited basis.

OCC is obligated and continues to operate during the COVID-19 pandemic because the Company’s workforce is classified a “Defense Industrial Base Essential Critical Infrastructure Workforce” under guidelines from the U.S. Department of Defense and an “Essential Critical Infrastructure Workforce” under guidelines by the U.S. Department of Homeland Security, Cybersecurity and Infrastructure Security Agency (CISA). While continuing to operate, OCC’s revenues, production volumes, and operations have been negatively impacted by the COVID-19 pandemic.

During the COVID-19 pandemic, the safety of OCC employees and their families, and safely manufacturing and supplying the critical and essential needs of OCC’s customers, are of primary importance. The Company made a number of proactive changes to business operations in response to the COVID-19 pandemic, including: severely limiting business travel and face-to-face meetings, having a portion of its non-manufacturing employees work remotely, and implementing strict social distancing, symptom self-assessments and mask protocols within its facilities.

OCC continues to closely monitor the COVID-19 situation and will continue to take appropriate actions to protect the safety of OCC employees and their families, as well as the business.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Our results for the quarter and year-to-date period reflect both the strength and resiliency of our offering, and the continued economic disruption caused by the COVID-19 pandemic. Strong demand from certain customers has helped to partially offset reduced sales to customers in other industries. Despite these headwinds, we made important progress and are benefiting from cost reductions, efficiency improvements and enhanced production throughput at our Roanoke production facility. We also continue our initiatives to further strengthen our market positioning in preparation for a post-pandemic economic recovery in our markets.”

Mr. Wilkin added, “I am incredibly proud of how our team has risen to the occasion during this crisis to ensure the uninterrupted supply of our mission-critical products to our country’s military, first responders and other essential workers, including at healthcare facilities and hospitals, test centers and laboratories. We are humbled by our designation as an Essential Critical Infrastructure Workforce, recognize the importance of this responsibility, and remain committed to meeting the needs of our government and commercial customers.”

Mr. Wilkin concluded, “OCC has a strong foundation and a resilient business model, and the Company is uniquely positioned in our industry. The actions we took during the quarter to refinance OCC’s credit facility strengthened the Company’s financial position and will facilitate the continued advancement of our growth initiatives. We remain focused on operating as efficiently as possible while serving our customers, as we manage through the pandemic and position OCC to deliver long-term shareholder value.”

Optical Cable Corp. – Third Quarter 2020 Earnings Release

Conference Call Information

As previously announced, OCC will host a conference call today, September 10, 2020, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 5975054. For interested individuals unable to join the call, a replay will be available through Thursday, September 17, 2020 by dialing (800) 585-8367 or (404) 537-3406, passcode 5975054. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – Third Quarter 2020 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2020 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2020	2019	2020	2019

Net sales	$13,639	$17,367	$41,390	$53,075
Cost of goods sold	10,167	12,876	31,517	39,712

Gross profit	3,472	4,491	9,873	13,363

SG&A expenses	4,560	5,418	14,934	17,969
Royalty (income) expense, net	193	─	208	(1)
Amortization of intangible assets	11	10	31	28

Loss from operations	(1,292)	(937)	(5,300)	(4,633)

Interest expense, net	(136)	(135)	(397)	(382)
Other, net	(1)	─	(3)	(7)
Other expense, net	(137)	(135)	(400)	(389)

Loss before income taxes	(1,429)	(1,072)	(5,700)	(5,022)

Income tax expense (benefit)	5	13	15	(9)

Net loss	$(1,434)	$(1,085)	$(5,715)	$(5,013)

Net loss per share:
Basic and diluted	$(0.20)	$(0.15)	$(0.78)	$(0.68)

Weighted average shares outstanding:
Basic and diluted	7,353	7,319	7,355	7,409

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Optical Cable Corp. – Third Quarter 2020 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31,	October 31,
	2020	2019
Cash	$999	$537
Trade accounts receivable, net	6,800	10,348
Inventories	17,129	18,096
Other current assets	370	399
Total current assets	25,298	29,380
Non-current assets	11,615	10,727
Total assets	$36,913	$40,107

Current liabilities	$7,591	$13,627
Non-current liabilities	13,696	5,241
Total liabilities	21,287	18,868
Total shareholders’ equity	15,626	21,239
Total liabilities and shareholders’ equity	$36,913	$40,107

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